EXHIBIT 99.3

                        FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Company's Form l0-K for the year ended December 31, 2001, the Company's 2001 Annual Report to Shareholders, any Form 10-Q or Form 8-K of the Company, or any other oral or written statements made by or on behalf of the Company, may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates,"
"expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The actual results of the Company may differ significantly from any results expressed or implied by these forward-looking statements. Factors that might cause such a difference include but are not limited to, (a) the general political, economic and competitive conditions, including developments in e-commerce, in the United States, Bermuda and the United Kingdom, and other markets where the Company operates; (b) changes in capital availability or costs, such as changes in interest rates; (c) market perceptions of the Company and the industry in which the Company operates, or security or insurance ratings; (d) government regulation; (e) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission; (f) the costs and outcome of legal proceedings, and the factors set forth below.


DEPLETION OF CASH RESOURCES

The Company has continued to incur significant costs arising from reinsurance related disputes in which the Company and others are involved, including certain litigation in London, and the adverse effects of such disputes on the Company's brokerage segment. These disputes, as well as the Company's continuing operating losses, have severely depleted the Company's cash resources. These factors, as well as diminished prospects for future profitability in the program and insurance segments, have led the Company to conclude that it must implement alternative strategies to ensure sufficient capital for the financial viability of the Company and to preserve shareholder value. As a result, management is actively exploring various courses of action, including the raising of additional capital, the potential sale of one or more subsidiaries of the Company, the restructuring or elimination of certain of its operations, the reduction of ongoing expenses through normal attrition, reductions in personnel and the potential reduction or elimination of the considerable costs attendant to the Company's continuing status as a publicly-traded company reporting to the Securities and Exchange Commission. There can be no assurance that the Company will be successful in achieving its objective.

COMPETITION; CYCLICALITY OF INSURANCE AND REINSURANCE BUSINESSES

The business of providing risk management services and products to the workers' compensation and property and casualty insurance markets is highly competitive. The Company competes with other providers of alternative market services (including domestic and foreign insurance companies, reinsurers, insurance brokers, captive insurance companies, rent-a-captives, self-insurance plans, risk retention groups, state funds, assigned risk pools and other risk-financing mechanisms) and with providers of traditional insurance coverage. Many of the Company's competitors have significantly greater financial resources, longer operating histories, and better financial or insurance ratings and offer a broader line of insurance products than the Company.

Factors affecting the traditional insurance and reinsurance industry influence the environment for alternative risk management services and products. Insurance market conditions historically have been subject to cyclicality and volatility due to premium rate competition, judicial trends, changes in the investment and interest rate environment, regulation and general economic conditions, causing many insurance buyers to search for more stable alternatives. The traditional insurance and reinsurance industry was in a protracted period of significant price competition, due in part to excess capacity in most lines of business. This has changed since the events of September 11, 2001, with some increased pricing emerging, other than in the workers' compensation market. While some form of workers' compensation insurance is a statutory requirement in most states, the choices exercised by employers in response to the underwriting cycle in traditional insurance and reinsurance markets have had and will continue to have a material effect on the Company's results of operations. Although most of the Company's revenues are derived from fees and commissions rather than underwriting activities, a substantial portion of the Company's fees are calculated as a percentage of premium volume, and therefore the Company's fee revenues are directly and adversely affected by highly competitive market conditions. Additionally, changes in risk retention patterns by purchasers of insurance and reinsurance products could have an adverse effect upon the Company.


DEPENDENCE ON RELATIONSHIPS WITH INDEPENDENT PRIMARY INSURANCE CARRIER

The Company's  Managing  General  Agencies  market  insurance  products and programs developed by the Company on behalf of insurers. The primary insurer is Clarendon National Insurance Company and its affiliates ("Clarendon"). In addition, the Company's insurance brokering and reinsurance brokering operations, managing general agencies, and claims and loss control servicing operations provide additional business and services to Clarendon in respect of these products and other insurance and reinsurance policies. In 2001, fees received from Clarendon accounted for approximately 37% (2000 - 37%) of the Company's total revenues. Clarendon continues to market its products through, and to utilize the services of, the Company's subsidiaries. There can be no assurance, however, that Clarendon will not institute changes which affect their relationships with the Company, or will not terminate the relationship entirely. The Company's continuing operating difficulties have increased the possibility that such changes may occur. Any adverse change or disruption of Clarendon's business could disrupt the Company's business and could have a material adverse effect on the Company's results of operations and financial condition.


REINSURANCE CONSIDERATIONS; AVAILABILITY AND COSTS; CREDIT RISKS

The Company relies upon the use of reinsurance agreements in its various programs to limit and manage the amount of risk retained by the Company or its customers, including insurance companies. The availability and cost of reinsurance may vary over time and is subject to prevailing market conditions. In particular during 2000 and 2001, the insurance marketplace in which the Company primarily operates was subject to considerable disruption, which led to a number of reinsurers leaving the market. The full effect of this change in the marketplace for the current and future years is still to be determined. A lack of available reinsurance coverage could limit the Company's ability to continue certain of its insurance programs. In respect of the Company's own insurance operations, the lack of available reinsurance or increases in the cost of reinsurance could also increase the amount of risk retained by the Company. In addition, while the Company seeks to obtain reinsurance with coverage limits intended to be appropriate for the risk exposures assumed, there can be no assurance that losses experienced by the Company will be within the coverage limits of the Company's reinsurance agreements. Beginning in 2002, most reinsurance agreements now contain a specific exclusion for terrorism coverage.
Simultaneously, some states have restricted primary insurance companies from excluding terrorism risk. As such, primary companies operating in those states are forced to carry the exposure alone. While the United States Federal Government and emerging reinsurance markets are exploring and introducing options for potential relief, management has adopted new underwriting guidelines in an effort to measure and mitigate its exposure to loss.

The Company is also subject to credit risk as a result of its reinsurance arrangements, as the Company is not relieved of its liability to policyholders by ceding risk to its reinsurers. The Company is selective in regard to its reinsurers, placing reinsurance with only those reinsurers that it believes are financially sound. The Company monitors the financial strength of its reinsurers on an ongoing basis. The insolvency, inability, or unwillingness of any of the reinsurers used by the Company to meet its obligations could have a material adverse effect on the results of operations and financial position of the Company. This issue has become increasingly significant during recent years as a result of the increase in the number of reinsurers who are unwilling to meet their contractual obligations due to unfavorable results. No assurance can be given regarding the future ability or willingness of the Company's reinsurers to meet their obligations. Further, the establishment of provisions against reinsurance balances receivable is an inherently uncertain process and there can be no assurance that the ultimate provision will not materially increase or decrease. Although the Company has no reason to believe that its provision against reinsurance balances receivable are inadequate, the Company may need to revise the provision significantly depending on future information or events. In the event of such an increase or decrease, the amount would be reflected in the Company's income statement in the period in which the provision was adjusted.


DEPENDENCE ON KEY PERSONNEL

The Company's success depends to a substantial extent on the ability and experience of its executive officers and middle management personnel. The loss of the services of one or more such persons could have a material adverse effect on the business of the Company and its future operations.


POSSIBLE REVISIONS TO LOSS RESERVES

To the extent its activities involve any retention of risk of loss, the Company maintains loss reserves to cover its estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred. Reserves are estimates involving actuarial and statistical projections at a given time of what the Company expects to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation. To the extent that reserves prove to be inadequate in the future, the Company would have to increase such reserves and incur a charge to earnings in the period such reserves are increased, which could have a material adverse effect on the Company's results of operations and financial condition. The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that ultimate losses will not materially exceed the Company's loss reserves. The Company has limited historical claim loss experience to serve as a reliable basis for the estimation of ultimate claim losses. Although the Company has no reason to believe that its loss reserves are inadequate, it is possible that the Company will need to revise the estimate of claim losses significantly depending on future information or events. In the event of such an increase, the amount, net of associated reinsurance recoveries, would be reflected in the Company's income statement in the period in which the reserves were increased.


ADVERSE EFFECT OF LEGISLATION AND REGULATORY ACTIONS

The Company conducts business in a number of states and foreign countries. Certain of the Company's subsidiaries are subject to regulation and supervision by government agencies in the states and foreign jurisdictions in which they do business. The primary purpose of such regulation and supervision is to provide safeguards for policyholders rather than to protect the interests of shareholders. The laws of the various state jurisdictions establish supervisory agendas with broad administrative powers with respect to, among other things, licensing to transact business, licensing of agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, requiring participation in guarantee funds and shared market mechanisms, and restricting payment of dividends. Also, in response to perceived excessive cost or inadequacy of available insurance, states have from time-to-time created state insurance funds and assigned risk pools which compete directly, on a subsidized basis, with private providers such as the Company. Any such event, in a state in which the Company has substantial operations, could substantially affect the profitability of the Company's operations in such state, or cause the Company to change its marketing focus.

State insurance regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations. It is impossible to predict the future impact of potential state, federal and foreign country regulations on the Company's operations, and there can be no assurance that future insurance-related laws and regulations, or the interpretation thereof, will not have an adverse effect on the operations of the Company's business.

In addition, the United States Congress enacted legislation during 1999 that allows banks and insurance companies to affiliate with one another. This legislation, the "Financial Services Modernization Act of 1999" (also known as the "Gramm-Leach-Bliley Act") allows mergers of banks and insurers that previously had been prohibited by U.S. federal law. Should such mergers occur, it may lead to consolidation of the insurance industry and increased competition in the broader financial services industry which could have an adverse effect on the operation of the Company's business over time.


TAXATION OF THE COMPANY AND CERTAIN OF ITS SUBSIDIARIES

The Company and certain of its subsidiaries are incorporated outside the United States and, as foreign corporations, do not file United States tax returns. These entities believe that they operate in such a manner that they will not be subject to U.S. tax (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources) because they do not engage in business in the United States. There can be no assurance, however, that these entities will not become subject to U.S. tax because U.S. law does not provide definitive guidance as to the circumstances in which they would be considered to be doing business in the United States. If such entities are deemed to be engaged in business in the United States (and, if the Company were to qualify for benefits under the income tax treaty between the United States and Bermuda or the United States and the United Kingdom, such business would be attributable to a "permanent" establishment in the United States), the Company would be subject to U.S. tax at regular corporate rates on its income that is effectively connected with its U.S. business plus an additional 30% "branch profits" tax on income remaining after the regular tax.


INTEREST RATE FLUCTUATIONS

The  Company  maintains  most  of its  cash  in  the  form  of  short-term, fixed-income securities, the value of which is subject to fluctuation depending on changes in prevailing interest rates. The Company generally does not hedge its cash investments against interest rate risk. Accordingly, changes in interest rates may result in fluctuations in the income derived from the Company's cash investments.